Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements No. 333-273348 on Form S-1, No. 333-266522 on Form S-3 and No. 333-214383 on Form S-8 of our report relating to the consolidated financial statements of Drilling Tools International Corporation (the “Company”) as of and for the years ended December 31, 2024 and 2023, dated March 14, 2025 except as to Note 17, which is dated March 6, 2026, which report appears in Annual Report for the year ended December 31, 2025 on Form 10-K of the Company.

/s/ WEAVER AND TIDWELL, L.L.P.

Austin, Texas

March 6, 2026